UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2010
AIRVANA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33576	04-3507654

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 Alpha Road
Chelmsford, MA	01824

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (978) 250-3000

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets
     As previously disclosed, Airvana, Inc., a Delaware corporation (“Airvana”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 17, 2009, by and among 72 Mobile Holdings, LLC, a Delaware limited liability company (“Holdings”), 72 Mobile Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Holdings (“Acquisition Corp.”), and Airvana. On April 9, 2010, at a special meeting of Airvana stockholders held in Boston, Massachusetts, Airvana stockholders adopted the Merger Agreement by the required vote. On April 9, 2010, in accordance with the Merger Agreement and the Delaware General Corporation Law, Acquisition Corp. merged with and into Airvana (the “Merger”), with Airvana continuing as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Holdings.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On April 9, 2010, Airvana notified the Nasdaq Global Select Market (“Nasdaq”) of the consummation of the Merger and requested that trading in Airvana’s common stock, par value $0.001 per share (the “Common Stock”), be suspended and that the Common Stock be withdrawn from listing on Nasdaq as of the close of market on April 9, 2010. Nasdaq will file with the Securities and Exchange Commission (“SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to delist and deregister the Common Stock. As a result, the Common Stock will no longer be listed on Nasdaq.

Item 3.03.	Material Modification to Rights of Security Holders.
     Under the terms of the Merger Agreement, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than shares held by the Company as treasury shares or Holdings or any of its subsidiaries, including shares contributed to Holdings immediately prior to the completion of the Merger by Randall Battat and related trusts, Vedat Eyuboglu, his spouse and related trusts, and Sanjeev Verma, his spouse and related trusts), subject to certain exceptions described in the Merger Agreement, was converted into the right to receive $7.65 in cash, without interest and less any applicable withholding taxes. All outstanding Airvana stock option awards under Airvana’s 2000 Stock Incentive Plan and Airvana’s 2007 Stock Incentive Plan were cancelled in the Merger, and the holders thereof were entitled to receive a cash payment from Holdings in an amount equal to the number of shares subject to such options multiplied by an amount equal to $7.65 less the applicable exercise price without interest.
     The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement. A copy of the Merger Agreement was attached as Exhibit 2.1 to Airvana’s Current Report on Form 8-K filed with the SEC on December 18, 2009.

Item 5.01.	Changes in Control of Registrant.
     The information disclosed in Item 2.01 is hereby incorporated by reference.
     Upon the effective time of the Merger, (i) Airvana became a wholly-owned subsidiary of Holdings and (ii) all of Airvana’s directors immediately prior to the Merger resigned from Airvana’s board of directors. The aggregate consideration paid in connection with the Merger was approximately $540 million, which amount was funded from a combination of equity financing, debt financing and cash of Airvana.

Item 8.01.	Other Events.
     On April 9, 2010, Airvana issued a press release announcing that (i) at a special meeting of Airvana stockholders held in Boston, Massachusetts on April 9, 2010, its stockholders voted to adopt the Merger Agreement and (ii) subsequent to the stockholders’ adoption of the Merger Agreement, the parties consummated the Merger.
     A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits
See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRVANA, INC.
Date: April 9, 2010	By:	/s/ Jeffrey D. Glidden
Jeffrey D. Glidden
Vice President, Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 9, 2010